Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

NightHawk Radiology Holdings, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 1, 2007, relating to the consolidated financial statements and consolidated financial statement schedule of NightHawk Radiology Holdings, Inc. and subsidiaries (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph that describes the recapitalization of the Company), appearing in the Annual Report on Form 10-K of NightHawk Radiology Holdings, Inc. for the year ended December 31, 2006.

Boise, Idaho

September 26, 2007